Exhibit 99.1

For Immediate Release

BSD Medical Corp.:  Paul F. Turner Receives 2009 Distinguished Alumnus Award from University of Utah

SALT LAKE CITY—March 26, 2009—BSD Medical Corp. (NASDAQ:BSDM) is pleased to announce that Paul F. Turner, the company’s Chief Technology Officer, Sr. VP and Chairman of the Board, will receive the 2009 Distinguished Alumnus Award from the Electrical and Computer Engineering Department of the University of Utah today.  Recipients of this award, given annually since 1991, have been alumni of highly distinguished accomplishment.  The award presentation will occur at a banquet held tonight at which Paul will be the keynote speaker.

Paul Turner (MSEE) began his career working on government and military projects that included design of RF and microwave antennas, phased array systems, transmitters, receivers and control systems.  This gave him a strong background when he joined BSD Medical in the design of a new microwave system to treat cancer by delivering precision-focused, controlled heating (hyperthermia) to cancerous tumors. His work led to 27 hyperthermia U.S. patents, multiple foreign patents and 10 pending published U.S. patents.  His developments also included a new non-surgical microwave treatment for benign disease of the prostate, a technology that has offered a major solution for men’s health.

Paul’s most technically challenging design project has been the development of external phased array antenna technology to focus and electronically target electromagnetic energy to treat cancerous tumors with therapeutic heating.  This project was further enhanced by integration of this system with MR imaging systems for non-invasive thermometry operating simultaneously with the cancer treatment.  This led to the development of a 3D focused and steerable non-invasive deep heating phased array RF/MW system (the BSD-2000/3D/MR).

On behalf of BSD Medical, Paul Turner has received the Frost and Sullivan Award for cancer therapy devices for the development of the BSD-2000 hyperthermia system.  Among his many responsibilities, he serves on the Professional Affairs Committee for the Society of Thermal Medicine.

About BSD Medical

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery.  In the United States the BSD-2000 is available for investigational use only.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.